CERTIFICATE OF TRUST

                                OF

                      ALBANK CAPITAL TRUST I

           THIS Certificate of Trust of ALBANK Capital Trust I (the "Trust"), dated as of April 3, 1997, is being duly executed and filed by the undersigned, as trustees, to create a business trust under the Delaware Business Trust Act (12 Del. C. ss.3801, et seq.).

           1. Name. The name of the business trust created hereby is ALBANK Capital Trust I.

           2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Chase Manhattan Bank Delaware, 1201
Market Street, Wilmington, Delaware 19801.

          3. Effective Date. This Certificate of Trust shall be effective upon filing.

           IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.

                          CHASE MANHATTAN BANK DELAWARE,
                          not in its individual capacity but solely as trustee of the Trust


                          By:  /s/  John J. Cashin
                               --------------------
                              Name: John J. Cashin
                              Title: Senior Trust Officer


                          THE CHASE MANHATTAN BANK, not in its indi-vidual capacity but solely as trustee of the Trust


                          By:  /s/  Gregory P. Shea
                               ---------------------
                              Name:  Gregory P. Shea
                              Title: Senior Trust Officer